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                                                                  Exhibit 99.1


                 IRI INTERNATIONAL, HITEC ASA ANNOUNCE STRATEGIC
                    MERGER TO CREATE WORLD LEADER IN ADVANCED
                               DRILLING TECHNOLOGY

      HOUSTON and OSLO, Norway March 9/PRNewswire/ -- IRI International Corporation (NYSE: IIR) and Hitec ASA (Oslo Stock Exchange: HIT) announced today a strategic business combination that will create a world leader in the design, engineering and manufacturing of advanced technology for offshore and land-based drilling equipment for the oil and gas industry. The combined company will be called IRI Hitec, Inc.

      Under the terms of a definitive agreement, unanimously approved by the Board of Directors of both companies, Hitec shareholders will receive 0.575 of a newly issued share of IRI common stock for each common share of Hitec and, accordingly, represent approximately 35 percent of the combined company. The transaction is valued at US$280 million. The combined company will be listed on the New York Stock Exchange (NYSE), and will apply for a secondary/parallel listing on the Oslo Stock Exchange. Based on IRI's closing price of US$13 per share on Friday, March 6, 1998, the combined entity with approximately 61.4 million shares outstanding will have a market capitalization of about US$800 million. Combined revenue in 1997 was about US$300 million with operating income of US$28 million and net income of US$23 million. The transaction will not be dilutive to 1998 earnings per share and should be accretive to 1999 earnings per share. The transaction will be accounted for as a pooling of interests.

      Hushang Ansary, IRI's chairman and CEO, who will become chairman and chief executive officer of the combined company, said, "This is a perfect strategic fit. It combines almost 100 years of IRI's global experience, extensive network of manufacturing and distribution facilities and significant market share of its diversified product lines with Hitec's state-of-the-art, innovative and unique technologies, which are crucial for offshore and onshore development activities of the global oil and gas industries. This will greatly benefit the combined company's shareholders and is a major step in realizing our strategic objectives."

      Jon Gjedebo, president and chief executive officer of Hitec, who will become president and chief operating officer of the combined companies, said, "This is a unique opportunity that will rapidly expand Hitec's technological presence in the United States and around the world where IRI has significant market share and numerous long-standing customers. The combined company will immediately become a major player in offshore drilling activities through the use of Hitec's advanced technology. It will also have a unique opportunity to significantly improve efficiency and profitability in its manufacturing
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of land-based equipment." Gjedebo and Arve Johnsen, chairman of Hitec, who is a former chief executive officer of Statoil (Norway) will join the Board of Directors of the combined company.

      The transaction, which is subject to the approval of IRI shareholders, acceptance by 90 percent of Hitec stockholders, regulatory approvals and customary closing conditions, is expected to close in the second quarter of 1998.

            IRI is one of the world's largest manufacturers and distributors of drilling and associated equipment, well servicing rigs and downhole products. Hitec is recognized as a leading supplier of highly advanced remote control systems for offshore drilling packages, control and data acquisition systems, robotic vehicles for sub-sea construction and intervention systems for use in offshore drilling and production.

      Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by the Company with the Securities and Exchange Commission, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

      /CONTACT: Munawar H. Hidayatallah, Chief Financial Officer of IRI International, 713-651-8002/


                                     3/09/98


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